April 30, 2004

Dreyfus Premier Fixed Income Funds,
    on behalf of Dreyfus Premier Core Bond Fund
200 Park Avenue
New York, New York 10166

Re:     Agreement and Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the reorganization contemplated by the Agreement and Plan of Reorganization between Dreyfus Premier Fixed Income Funds, a Massachusetts business trust (the "Company"), on behalf of its series, Dreyfus Premier Core Bond Fund (the "Acquiring Fund"), and The Bear Stearns Funds, a Massachusetts business trust (the "Trust"), on behalf of its series, Income Portfolio (the "Portfolio"). A copy of the Agreement and Plan of Reorganization is included as Exhibit A to the Registration Statement on Form N-14 of the Company (Registration No. 333-111099) (the "Registration Statement").

In rendering this opinion, we have examined the Agreement and Plan of Reorganization, the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. In issuing our opinion, we have relied upon, with your permission, statements and representations of the Company, on behalf of the Acquiring Fund, and of the Trust, on behalf of the Portfolio, made in the Registration Statement and to us for our use in rendering this opinion, including letters from the Company and the Trust, dated as of the date hereof, representing as to certain facts, occurrences and information. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the Company, on behalf of the Acquiring Fund, and of the Trust, on behalf of the Portfolio. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement and Plan of Reorganization, the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Reorganization.

Based on the foregoing, it is our opinion that for Federal income tax purposes:

           a)     the transfer of all of the Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Portfolio's Liabilities, followed by the distribution by the Portfolio of the Acquiring Fund Shares to the Portfolio Shareholders in complete liquidation of the Portfolio, will qualify as a "reorganization" as defined in Section 368(a)(1)(C) of the Code, and each of the Portfolio and the Acquiring Fund will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

           b)     no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Portfolio in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Portfolio pursuant to the Reorganization;

           c)     no gain or loss will be recognized by the Portfolio upon the transfer of its Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities of the Portfolio or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Portfolio Shareholders in exchange for their shares of the Portfolio in liquidation of the Portfolio pursuant to the Reorganization;

           d)     no gain or loss will be recognized by Portfolio Shareholders upon the exchange of their Portfolio shares for Acquiring Fund Shares pursuant to the Reorganization;

           e)     the aggregate tax basis for the Acquiring Fund Shares received by each Portfolio Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Portfolio shares held by such Portfolio Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Portfolio Shareholder pursuant to the Reorganization will include the period during which the Portfolio shares exchanged therefor were held by such Portfolio Shareholder (provided the Portfolio shares were held as capital assets on the date of the Reorganization); and

           f)     the tax basis of each Asset acquired by the Acquiring Fund pursuant to the Reorganization will be the same as the tax basis of that Asset to the Portfolio immediately prior to the Reorganization, and the holding period of each Portfolio Asset in the hands of the Acquiring Fund will include the period during which such Asset was held by the Portfolio.

No opinion is expressed as to the effect of the Reorganization on (i) the Portfolio or the Acquiring Fund with respect to any Asset as to which any unrealized gain or loss is required to be recognized for Federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any shareholder of the Portfolio that is required to recognize unrealized gains and losses for Federal income tax purposes under a mark-to-market system of accounting.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the qualification of the Acquiring Fund Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STROOCK & STROOCK & LAVAN LLP